Exhibit 99.1

SONIC AUTOMOTIVE, INC. ANNOUNCES THIRD QUARTER

INCOME FROM CONTINUING OPERATIONS OF $0.53 PER SHARE

CHARLOTTE, NC (October 26, 2004) – Sonic Automotive, Inc. (NYSE: SAH) today announced results for the third quarter of 2004. Sonic reported that revenues increased $95.4 million to $1.983 billion in the third quarter of 2004 as compared to the third quarter of 2003. Income from continuing operations for the quarter increased to $22.3 million, or $0.53 per diluted share, compared to $19.3 million, or $0.45 per diluted share, in 2003. Income from continuing operations for the third quarter of 2004 of $0.53 per diluted share was negatively impacted by approximately $0.09 due to hurricanes in the Southeast Division, hail damage in Colorado and other less significant charges. Income from continuing operations for the third quarter of 2003 of $0.45 per diluted share included charges of $0.23 related to the Company’s senior subordinated notes refinancing. Revenues increased $285.9 million to $5.553 billion for the first nine months of 2004 compared to the same period in 2003. Income from continuing operations for the first nine months of 2004 was $76.1 million, or $1.79 per diluted share, compared to $66.8 million, or $1.58 per diluted share, for the same period in 2003.

Net income for the quarter ended September 30, 2004 was $19.3 million, or $0.46 per diluted share, compared to $17.5 million, or $0.41 per diluted share, in 2003. Net income for the first nine months of 2004 was $71.5 million, or $1.68 per diluted share, compared to $57.7 million, or $1.37 per diluted share, for the same period in 2003. In addition to the $0.23 of refinancing charges in the third quarter of last year discussed above, net income for the nine months ended September 30, 2003 included a $5.6 million, or $0.14 per diluted share, after tax charge recorded in the first quarter as a cumulative effect of accounting change related to the Emerging Issues Task Force guidance on accounting for incentives and rebates.

O. Bruton Smith, the Company’s Chairman and Chief Executive Officer stated, “The third quarter was challenging due to the overall retail environment as well as the price competition caused by excess inventory in the industry. In addition, hurricanes in the Southeast created sales shortfalls for our Company. We do not anticipate a significant improvement in the overall environment during the balance of this year. In spite of these conditions, we are confident that our strategy is sound and our Company’s cash flow is strong. We anticipate fourth quarter earnings of $0.41 to $0.44 per diluted share from continuing operations.”

Same Store Data

On a same store basis, total revenues declined 4.3% for the quarter compared to the same quarter last year. The overall same store gross margin rate was relatively flat with last year at 14.8%. New vehicle same store sales declined 4.0% for the quarter and the new vehicle same store gross margin rate was relatively flat with the same quarter of last year at 6.9%. Combined retail and wholesale used vehicle same store sales were down 6.0% for the quarter while the retail gross margin decreased 20 bps to 10.0%. Same store parts, service and collision repair sales decreased 1.8% for the quarter while gross margin increased to 48.4% from 48.0% in the same quarter last year.

Jeffrey C. Rachor, the Company’s President and Chief Operating Officer, stated, “In light of the difficult conditions created by the hurricanes and increasingly competitive industry dynamics, we continue to focus on what we can control. New vehicle inventories were reduced by 11 days during the quarter to a 48 days supply at the end of the quarter. We are committed to balancing sales and gross margin rates while maintaining disciplined control of expenses. The recent management realignment in the Western Division should positively impact execution of our operating initiatives in key under-performing markets. We continue the development of people and processes with a commitment to improved operating performance and consistent results.”

Acquisition and Disposition Activity

With the July closing on the BMW dealerships in Houston, the Company has completed all anticipated acquisitions in 2004. Year to date in 2004, the Company has closed on acquisitions representing approximately $600 million in annual revenues.

The Company disposed of two dealerships during the quarter from the previously announced group of dealerships held for sale. Year to date, Sonic has closed on four of these planned dealership dispositions.

Security Repurchase Plans

During the third quarter, the Company repurchased 279,900 shares for $5.5 million and had approximately $32.8 million of the Board’s previous authorization remaining. Year to date repurchases of Company shares total 951,500 shares for $20.9 million.

Financial Position

At September 30, 2004, the Company had approximately $175 million available under its revolving credit facility. The Company’s debt-to-total-capital ratio was 49.9% at September 30, 2004 primarily as a result of the acquisition of the BMW dealerships completed in July. The Company remains committed to its long-term targeted debt-to-total-capital ratio of 40%. The Company expects the ratio to be between 46% and 48% by year-end.

Brand and Geographic Diversity

The Company’s top ten brands for the quarter based on new vehicle revenues were Honda (12.3%), BMW (12.2%), Chevrolet (12.1%), Cadillac (11.1%), Toyota (10.7%), Ford (9.3%), Lexus (5.6%), Volvo (4.3%), Chrysler (3.0%) and Mercedes (2.7%).

The Company’s top markets for the quarter based on total revenues were Houston (15.3%), Los Angeles (9.7%), Dallas (8.7%), San Francisco (7.7%), San Jose (7.5%), Charlotte (4.7%), Oklahoma (4.6%), Tampa (4.5%), Atlanta (4.0%) and Michigan (3.6%).

MANAGEMENT WILL BE HOLDING A CONFERENCE CALL ON TUESDAY, OCTOBER 26 AT 11:00 A.M. EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-791-3416. INTERNATIONAL CALLERS DIAL 706-643-0958 – OR YOU CAN ACCESS THE CALL AT www.ccbn.com OR www.sonicautomotive.com.

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 195 franchises and 40 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated acquisition activity, earnings per share, expense levels and debt-to-capital levels, as well as anticipated industry vehicle sales conditions and expected improvement in execution of operating initiatives. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004. The Company does not undertake any obligation to update forward-looking information.

Sonic Automotive, Inc.

Results of Operations (unaudited)

(in thousands, except per share and unit data amounts)

	Three Months Ended		Nine Months Ended
	9/30/2003	9/30/2004	9/30/2003	9/30/2004
Revenues
New vehicles	$1,157,648	$1,209,668	$3,202,143	$3,359,251
Used vehicles	315,700	311,972	895,571	895,356
Wholesale vehicles	115,780	139,480	314,791	380,735

Total vehicles	1,589,128	1,661,120	4,412,505	4,635,342
Parts, service and collision repair	245,099	269,549	704,147	773,123
Finance, insurance and other	53,380	52,303	150,483	144,547

Total revenues	1,887,607	1,982,972	5,267,135	5,553,012
Total gross profit	283,340	296,121	808,452	852,440
SG&A expenses	221,342	240,119	636,729	673,978
Depreciation	2,975	4,209	7,797	12,207

Operating income	59,023	51,793	163,926	166,255
Interest expense, floor plan	4,626	6,516	15,495	18,972
Interest expense, other	10,273	9,628	29,455	26,713
Other income (expense)	(13,937)	66	(13,849)	61

Income from continuing operations before taxes	30,187	35,715	105,127	120,631
Income taxes	10,932	13,409	38,278	44,513

Income from continuing operations	19,255	22,306	66,849	76,118
Discontinued operations:
Loss from operations and the sale of discontinued dealerships	(2,830)	(4,836)	(5,682)	(7,520)
Income tax benefit (expense)	1,116	1,811	2,195	2,860
Loss from discontinued operations	(1,714)	(3,025)	(3,487)	(4,660)

Income before cumulative effect of change in accounting principle	17,541	19,281	63,362	71,458
Cumulative effect of change in accounting principle, net of tax benefit of $3,325	—	—	(5,619)	—

Net income	$17,541	$19,281	$57,743	$71,458

Diluted:
Weighted average common shares outstanding	43,022	42,164	42,288	42,439
Income per share from continuing operations	$0.45	$0.53	$1.58	$1.79
Loss per share from discontinued operations	$(0.04)	$(0.07)	$(0.08)	$(0.11)
Cumulative effect of change in accounting principle	—	—	$(0.13)	—

Net income per share	$0.41	$0.46	$1.37	$1.68

Gross Margin Data:

New vehicles retail	7.0%	7.0%	7.1%	7.2%
Used vehicles retail	10.4%	9.8%	10.5%	10.2%
Total vehicles retail	7.7%	7.5%	7.9%	7.9%
Parts, service and collision repair	48.1%	48.6%	48.1%	48.6%
Finance and insurance	100.0%	100.0%	100.0%	100.0%
Overall gross margin	15.0%	14.9%	15.3%	15.4%
SG&A Expenses:

Personnel	132,707	135,594	385,567	392,062
Advertising	18,760	16,753	50,580	46,708
Facility rent	17,556	21,047	50,687	60,694
Other	52,319	66,725	149,895	174,514
Unit Data:

New units, excluding fleet	39,625	37,804	106,935	104,702
Fleet units	1,808	3,354	7,814	10,456
Total new units	41,433	41,158	114,749	115,158
Used units	19,140	17,851	54,160	51,983

Total units retailed	60,573	59,009	168,909	167,141
Wholesale units	16,181	16,410	42,974	45,808
Average price per unit:
New vehicles	27,940	29,391	27,906	29,171
Used vehicles	16,494	17,476	16,536	17,224
Wholesale vehicles	7,155	8,500	7,325	8,312
Other Data:

Net cash provided by operating activities	$6,728	$94,509	$86,168	$119,775
Floorplan assistance (continuing operations)	$9,762	$9,801	$26,846	$28,773

Balance Sheets:

	12/31/2003	9/30/2004
ASSETS
Current Assets:
Cash and cash equivalents	$82,082	$0
Receivables, net	306,498	330,512
Inventories	1,046,909	1,015,026
Assets held for sale	88,990	83,930
Other current assets	29,718	19,540
Total current assets	1,554,197	1,449,008
Property and Equipment, Net	125,356	160,781
Goodwill, Net	909,091	1,051,782
Other Intangibles, Net	75,230	90,847
Other Assets	22,355	32,025

TOTAL ASSETS	$2,686,229	$2,784,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Notes payable - floor plan	$996,370	$925,356
Trade accounts payable	63,577	64,322
Accrued interest	13,851	10,315
Other accrued liabilities	121,744	175,325
Current maturities of long-term debt	1,387	3,984
Total current liabilities	1,196,929	1,179,302
LONG-TERM DEBT	694,898	747,808
OTHER LONG-TERM LIABILITIES	19,136	22,859
DEFERRED INCOME TAXES	76,933	78,441
STOCKHOLDERS’ EQUITY
Class A common stock	384	394
Class B common stock	121	121
Paid-in capital	416,892	434,927
Retained earnings	402,799	461,013
Accumulated other comprehensive loss	(4,419)	(2,061)
Treasury stock, at cost	(117,444)	(138,361)

Total stockholders’ equity	698,333	756,033

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,686,229	$2,784,443

Balance Sheet Data:

Current Ratio	1.30	1.23
Debt to Total Capital	49.9%	49.9%
LTM Return on Stockholders’ Equity	10.7%	11.9%